Updated as of February 1, 2018

EXHIBIT A

to the

Amended and Restated Investment Advisory and Service Agreement

Fund	Effective Date	Termination Date
American Funds College 2036 Fund	Commencement of Operations	January 31, 2019
American Funds College 2033 Fund	February 1, 2018	January 31, 2019
American Funds College 2030 Fund	February 1, 2018	January 31, 2019
American Funds College 2027 Fund	February 1, 2018	January 31, 2019
American Funds College 2024 Fund	February 1, 2018	January 31, 2019
American Funds College 2021 Fund	February 1, 2018	January 31, 2019
American Funds College 2018 Fund	February 1, 2018	January 31, 2019
American Funds College Enrollment Fund	February 1, 2018	January 31, 2019